EXHIBIT 99.1

Starwood Capital Group Confirms Sale of its Stake in TRI Pointe Group

MIAMI, March 30, 2017 /PRNewswire/ — Starwood Capital Group, a leading global investment firm, confirmed today that last week the firm and its controlled affiliates sold their entire 11,985,905 million common stock position in TRI Pointe Group, Inc. (NYSE: TPH). Starwood Capital Group said the decision to exit its stake was due to its ongoing disappointment in the performance of the Company over the past several years, lack of confidence in the strategic direction of the Company and disagreement over the best way to maximize shareholder value. Accordingly, Starwood Capital Group’s two representatives on the TRI Pointe Board — Barry Sternlicht, Chairman of the Board, and Christopher Graham — have resigned from their positions on the Board.

About Starwood Capital Group

Starwood Capital Group is a private alternative investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain nine offices in three countries around the world, and currently have more than 2,000 employees. Starwood Capital Group has raised over $37 billion of equity capital since its inception in 1991, and currently manages approximately $52 billion in assets. The Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Over the past 25 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at www.starwoodcapital.com.